Exhibit 10.47

PROMISSORY NOTE

October 8, 2010

1.                                      Borrowers’ Promise to Pay.  In return for a loan that BH-AW FLORIDA MOB VENTURE, LLC, a Delaware limited liability company (the “Borrower”) has received, the Borrower hereby promises to pay $35,000,000.00 (the “Principal”), plus interest, to the order of BEHRINGER HARVARD FLORIDA MOB MEMBER, LLC, a Delaware limited liability company (the “Holder”).  The Principal shall be or has been disbursed to the Borrower in one lump sum, and no future advances shall be made hereunder.

2.                                      Interest.  Interest will be charged on unpaid Principal until the full amount of Principal has been paid.  The Borrower will pay interest at a yearly rate of 7.00%, calculated on the basis of a 360-day year and computed each month in arrears on the basis of a 30-day month.  Interest due under this Section 2 shall be added to the debt and shall be deemed secured by the Pledge Agreement.  Following an Event of Default (as defined in Section 5(a) below), the Borrower shall pay the interest rate required by Section 5(b) of this Promissory Note (this “Note”).

3.                                      Payments.

a.                                      The Borrower shall pay the balance of the Principal and all accrued interest thereon and any other amounts due hereunder or under the Pledge Agreement (as defined below) on the 7th day of January, 2011 (the “Maturity Date”).

b.                                      Whenever any payment shall be due under this Note on a day that is not a Business Day, the date on which such payment is due shall be extended to the next succeeding Business Day.  “Business Day” means a day other than a Saturday, Sunday or other day that is a holiday of the Federal Reserve.

c.                                       The Borrower will make all payments due hereunder at the address of the Holder set forth in Section 8 of this Note or at such other location as designated by the Holder.

d.                                      The Borrower has the right to prepay Principal at any time before the Maturity Date without paying any prepayment charge so long as written notice has been provided to the Holder that the Borrower intends to make a prepayment.  Such prepayment shall be applied, first, to interest on the outstanding Principal, and then to all other amounts then due to Holder under this Note or the Pledge Agreement and then to the outstanding Principal.

e.                                       Within five (5) business days that the Borrower or any of its subsidiaries shall receive any loan or other financing involving the Properties (as defined below), the Borrower shall prepay the outstanding Principal in an amount equal to the amount of such financing minus any reasonable costs incurred in connection with such loan or financing.  Such prepayment shall be applied, first, to interest on the outstanding Principal, and then to all other amounts then due to Holder under this Note or the Pledge Agreement and then to the outstanding Principal.

f.                                        If as the result of a casualty or condemnation the Borrower or any of its subsidiaries shall receive any condemnation award or insurance proceeds and any such proceeds shall not be used by the Borrower and/or its subsidiaries for the restoration of the Properties, the Borrower shall prepay the outstanding Principal in an amount equal to any amount of the condemnation award or insurance proceeds not used for the restoration of the Properties no later than the earlier of five (5) business days following the completion of such restoration or sixty (60) calendar days following the casualty or condemnation.  Such prepayment shall be applied, first, to interest on the outstanding Principal, and then to all other amounts then due to Holder under this Note or the Pledge Agreement and then to the outstanding Principal.

g.                                       The Borrower has the one-time right to extend the Maturity Date by three (3) months if (a) the Borrower provides written notice to the Holder, no less than thirty (30) days before the original Maturity Date, of the Borrower’s election to extend the Maturity Date and (b) at the time of such notice and on the original Maturity Date, no Event of Default has occurred and is continuing.  Upon extension of the Maturity Date as permitted under this Section 3(g), all references in this Note to the Maturity Date shall refer to the Maturity Date as so extended.

4.                                      Security.  This Note is secured by that certain Pledge and Security Agreement of even date herewith given by the Borrower to the Holder (the “Pledge Agreement”).  Reference is made to the Pledge Agreement for the description of the security and the rights of the Holder in respect thereto, but this reference to the Pledge Agreement shall not affect or impair the absolute and unconditional obligation of the Borrower to pay when due the Principal and the interest thereon as provided in this Note.

5.                                      Failure to Pay as Required.

a.                                      If an Event of Default shall exist, at the option of the Holder, the Principal, all interest and other sums due hereunder, all sums advanced pursuant to the Pledge Agreement to protect and preserve the property encumbered thereby and all sums advanced and costs and expenses incurred by the Holder (including, without limitation, reasonable attorneys’ fees) in connection with the indebtedness evidenced by this Note shall, without notice, become immediately due and payable, and the Holder may proceed to enforce the payment of the Obligations (as defined below), or any part thereof, in such order and manner as the Holder may elect.  Each of the following shall constitute an “Event of Default”:

(i)                                     the Borrower does not pay the Obligations on or before the Maturity Date; or

(ii)                                  the Borrower permits the sale or transfer of any Collateral (as defined below) or the Properties in violation of Section 7 hereof; or

(iii)                               the Borrower, pursuant to or within the meaning of Title 11 of the United States Code or any similar federal or state law for the relief of debtors

(each, a “Bankruptcy Law”), (A) commences a voluntary case in bankruptcy or any other action or proceeding for any other similar relief under any Bankruptcy Law, (B) consents by answer or otherwise to the commencement against it of an involuntary case of bankruptcy, (C) seeks or consents to the appointment of a receiver, trustee, assignee, liquidator, custodian or similar official (each a “Custodian”) of it or for all or substantially all of its assets, or (D) makes a general assignment for the benefit of its creditors; or

(iv)                              a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Borrower in an involuntary case of bankruptcy against the Borrower, (B) appoints a Custodian of the Borrower for all or substantially all of its assets, or (C) orders the liquidation of the Borrower, and the order or decree remains undismissed or unstayed and in effect for thirty (30) days, or any dismissal, stay, rescission or termination thereof ceases to remain in effect; or

(v)                                 this Note or the Pledge Agreement shall cease, for any reason, to be in full force and effect; any provision of this Note shall for any reason cease to be valid and binding on or enforceable against the Borrower; the validity or enforceability of this Note or the Pledge Agreement is contested by the Borrower or any other person or entity; or the Borrower denies it has any further liability or obligation under this Note or the Pledge Agreement; or

(vi)                              the Borrower shall fail to make any prepayment required by Sections 3(e) and 3(f) hereof; or

(vii)                           the Borrower is in default under any other provision of this Note or under the Pledge Agreement and the Borrower shall fail to cure such default within five (5) business days.

b.                                      The Borrower agrees that upon the occurrence of an Event of Default, the Holder shall be entitled to receive, and the Borrower shall pay, interest on the entire unpaid Principal at a per annum rate equal to the lesser of 12% and the maximum interest permitted by applicable law as provided in Section 6 hereof, which shall be computed from the occurrence of the Event of Default until the earlier of the date upon which the Event of Default is cured or the date upon which the debt evidenced by this Note is paid in full.  Interest due under this Section 5(b) shall be added to the debt and shall be deemed secured by the Pledge Agreement.

6.                                      Loan Charges.

a.                                      This Note is subject to the express condition that at no time shall the Borrower be obligated or required to pay interest on the Principal due hereunder at a rate that could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate that the Borrower is permitted by applicable law to contract or agree to pay.  If, under any circumstance whatsoever, by the terms of this Note the Borrower is at any time required or obligated to pay interest on the Principal due hereunder at a rate in excess of such maximum rate, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note that would exceed such maximum amount of interest, then such amount that would be excessive interest shall be applied to the reduction of outstanding Principal under this Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of Principal of this Note and the Obligations, such excess shall be refunded to the Borrower.

b.                                      All sums paid or agreed to be paid to the Holder for the use, forbearance or detention of the debt evidenced by this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of this Note until payment in full so that the rate or amount of interest on account of the debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the debt for so long as the debt is outstanding.

c.                                       To the extent the Holder is relying on Chapter 303 of the Texas Finance Code to determine the maximum interest rate that the Borrower is permitted by applicable law to contract or agree to pay, the Holder will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended.  To the extent federal law permits the Holder to contract for, charge, take, receive or reserve a greater amount of interest than Texas law, the Holder will rely on federal law instead of such Chapter 303 for the purpose of determining the maximum interest rate.  Additionally, to the extent permitted by applicable law now or hereafter in effect, the Holder may, at its option and from time to time, utilize any other method of establishing the maximum interest rate under such Chapter 303 or under other applicable law by giving notice, if required, to the Borrower as provided by applicable law now or hereafter in effect.

7.                                      Due on Sale.  If the Borrower, without the prior written consent of the Holder, shall sell, convey or otherwise transfer its interests in the subsidiaries listed on Exhibit A or shall permit any of the subsidiaries listed on Exhibit A to sell, convey or otherwise transfer all or any part of the properties identified on Exhibit A (the “Properties”), whether such sale or other transfer is of the legal, beneficial or equitable interest therein, voluntary or involuntary, whether by outright sale, deed, installment land contract, foreclosure, deed-in-lieu, short sale or other method of conveyance, the entire Principal, with all interest accrued thereon and all other sums due hereunder or secured by the Pledge Agreement shall be immediately due and payable.

8.                                      Notices.  Any notice that must be given hereunder shall be delivered by overnight delivery via a recognized national courier service or sent by registered mail, return receipt requested, to the relevant address set forth below and shall be deemed delivered on the date of delivery, if delivered by hand, or three days after deposit in the U.S. mail, if delivered by registered mail:

If to the Borrower:	BH-AW Florida MOB Venture, LLC 2801 PGA Boulevard, Suite 220 Palm Beach Gardens, Florida 33410 Attn: Brian Waxman Fax: (561) 689-1255

If to the Holder:	Behringer Harvard Florida MOB Member, LLC 15601 Dallas Parkway, Suite 600 Addison, TX 75001 Attn: Executive Vice President of Real Estate Fax: (214) 655-1610

With a copy to:	Behringer Harvard Opportunity REIT II, Inc. 15601 Dallas Parkway, Suite 600 Addison, TX 75001 Attn: Chief Legal Officer Fax: (214) 655-1610

9.                                      Waivers.  The Borrower hereby waives demand, presentment for payment, notice of dishonor, notice of non-payment or non-performance, protest, notice of intent to accelerate, notice of acceleration and notice of protest and diligence in collection or bringing suit and agrees that the Holder may accept partial payment, or release or exchange security or collateral, without discharging or releasing any unreleased collateral or the obligations evidenced hereby.

10.                               Time of the Essence.  TIME IS OF THE ESSENCE WITH RESPECT TO ALL PROVISIONS OF THIS NOTE.

11.                               Waiver of Jury Trial.  BORROWER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE ACTIONS OF THE HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

12.                               Miscellaneous.

a.                                      No waiver by the Holder of any Event of Default hereunder may be construed as a waiver of any subsequent Event of Default, and no delay by the Holder in enforcing their rights hereunder may be construed as a waiver of such rights.

b.                                      This Note shall be governed by the laws of the State of Texas without reference to conflicts of laws provisions that, but for this provision, would require the application of the law of any other jurisdiction.

c.                                       This Note may not be modified, waived, extended or discharged orally or by any act or failure to act on the part of the Borrower or the Holder but only by an agreement in writing signed by all of the parties hereto.

d.                                      The terms and provisions of this Note shall be binding upon and inure to the benefit of the Borrower and the Holder and their respective heirs, executors, legal representatives, successors and permitted assigns, whether by voluntary action of the parties or by operation of law.  The Borrower may not assign its interest in or obligations under this Note without the prior written consent of the Holder.

e.                                       If any one or more provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then, and in any such event, such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative an in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

f.                                        THIS NOTE AND THE PLEDGE AGREEMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OR PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

13.                               Non-Recourse.  Notwithstanding anything to the contrary contained herein or under applicable law, the Borrower shall be liable for the Principal, interest and any other obligations under this Note and the Pledge Agreement (the “Obligations”) to the full extent (but only to the extent) of the Collateral (as defined in the Pledge Agreement). Any judicial proceedings brought by the Holder against the Borrower with respect to the Obligations shall be limited to the preservation, enforcement and foreclosure, or any thereof, of the liens securing the performance of such Obligations, and no attachment, execution or other writ of process shall be sought, issued or levied upon any assets, properties or funds of the Borrower other than the Collateral.  In the event of a foreclosure of such liens securing the Obligations, no judgment for any deficiency upon the Obligations shall be sought or obtained by the Holder against the Borrower.

IN WITNESS WHEREOF, the Borrower has duly executed this Note to be effective as of the day and year first above written.

BORROWER:

BH-AW FLORIDA MOB VENTURE, LLC, a Delaware limited liability company

By:	/s/ Brian K. Waxman
	Name:	Brian K. Waxman
	Title:	President

EXHIBIT A

Subsidiary	Property

BW-AW Hialeah, LLC	Hialeah Medical Plaza Building

BW-AW Palmetto, LLC	Palmetto Medical Center Building

BW-AW North Shore, LLC	North Shore Medical Arts Building

BW-AW Victor Farris, LLC	Victor Farris Building

BW-AW FMC Central, LLC	FMC — Central Building

BW-AW FMC East, LLC	FMC — East Building

BW-AW FMC North, LLC	FMC — North Building

BW-AW FMC Medical Mall, LLC	FMC — Oakland Medical Mall Building

BW-AW FMC Land, LLC	FMC — Vacant Land

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